Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2022 with respect to the consolidated financial statements of BigBear.ai Holdings, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2021, which are incorporated by reference in the Registration Statement and Preliminary Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Preliminary Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Arlington, Virginia

January 3, 2023